Certain identified information has been excluded from the exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Execution Version

BINDING TERM SHEET

This Binding Term Sheet (the “Term Sheet”) dated as of the 7th day of September 2020 (the “Effective Date”), sets forth the principal understanding between Homestake Mining Company of California Inc., a California corporation (“Homestake”), Lac Minerals (USA) LLC, a Delaware limited liability company (“Lac Minerals” and together with Homestake, the “Barrick Parties”), Augusta Investments Inc. and/or its affiliates and certain other individuals identified by Augusta Investments Inc. (together, the “Augusta Group”) and Bullfrog Gold Corp., a Delaware corporation (“BFGC”), with respect to an integrated transaction involving (i) the purchase by BFGC from the Barrick Parties of all of the equity interests (the “Equity Interests”) in Bullfrog Mining LLC, the successor by conversion of Barrick Bullfrog Inc. (the “Target”), a Delaware corporation (the “Acquisition Transaction”), and (ii) the concurrent financing pursuant to which the Augusta Group will acquire Units (as defined below) of BFGC for cash consideration (the “Financing Transaction”, and, together with the Acquisition Transaction, the “Transaction”).  All currencies herein are in Canadian dollars unless otherwise indicated.

I.SUMMARY OF TRANSACTION

A.  The Acquisition Transaction

Proposed Acquisition Transaction:The Barrick Parties and BFGC will enter into the Membership Interest Purchase Agreement (the “MIPA”) pursuant to which BFGC will purchase all of the Equity Interests in the Target from the Barrick Parties.

The Mineral Lease and Option to Purchase between Barrick Bullfrog Inc. and Rocky Mountain Minerals Corp. dated March 23, 2015, as modified (the “Lease and Option Agreement”), will be terminated and superseded as of the date of execution of the MIPA.

Target Assets to be Acquired:At the time of closing, the Target’s sole assets will be the mining claims described in Exhibit A (the “Mining Claims”) and the current permits described in Exhibit B (the “Permits”), together with the water rights held by the Target relating to the Mining Claims described in Exhibit C (the “Water Rights”) and the books, records and accounts related solely to (i) the Mining Claims, Permits and Water Rights, and (ii) the Target.

Neither the Conversion (defined below in Section E under the heading “Conditions to Closing - Acquisition Conditions Precedent”) nor the Acquisition Transaction will convey or transfer to BFGC, its affiliates, subsidiaries, or related entities or individuals, directly or indirectly, any interest whatsoever in the equity or assets of Barrick Nevada Holding LLC or Nevada Gold Mines LLC.  For the avoidance of doubt, no interest in Nevada

Gold Mines LLC or any of its assets will be transferred to BFGC, its affiliates, subsidiaries, or related entities or individuals.

Acquisition Consideration:In consideration for the purchase of the Equity Interests in the Target, BFGC will deliver the following to the Barrick Parties, or any affiliate thereof identified by the Barrick Parties prior to closing, at the closing of the Acquisition Transaction (the “Acquisition Consideration”):

(a) that number of units of BFGC (“Units”), currently expected to be 54,600,000, that will result in the Barrick Parties holding shares of common stock representing 15.9% of the total number of issued and outstanding shares of capital stock in BFGC on closing of the Transaction or 19.9% of the capital stock on a fully diluted basis (including, for greater certainty in each case, the Units issued to the Augusta Group pursuant to the Financing Transaction), where each Unit is comprised of (i) one share of common stock in BFGC (the shares of common stock issued as part of such Units collectively referred to as the “Acquisition Consideration Shares”), and (ii) one whole warrant (“Warrant”) which entitles the holder thereof to purchase one share of capital stock in BFGC at an exercise price of $0.30 for four years from the date of closing of the Transaction, with the allocation of the Acquisition Consideration Shares as between the Barrick Parties and/or any affiliate thereof to be determined by the Barrick Parties and provided to BFGC prior to closing;

(b) a 2% net smelter returns royalty granted to the Barrick Parties on all minerals produced from the Mining Claims; provided that the 2% net smelter returns royalty granted to the Barrick Parties on any individual Mining Claim shall be reduced to the extent necessary to ensure that the net smelter returns royalty payable to the Barrick Parties when aggregated with any pre-existing royalty on such Mining Claim results in an aggregate maximum net smelter returns royalty payable in respect of such Mining Claim of not more than 5.5%, subject to a minimum 0.5% net smelter returns royalty granted to the Barrick Parties (the “NSR”); and

(c) certain investor rights, including antidilution rights with regard to the Acquisition Consideration Shares in the event BFGC issues additional shares of capital stock or securities convertible into shares of capital stock (the “Antidilution Rights”). The Antidilution Rights and other investor rights are further described in Section D under the heading “Investor Rights Agreement”.

Restrictions on Resale under

Securities Act:The Barrick Parties acknowledge that the securities to be issued in the Acquisition Transaction will be restricted securities under the Securities Act of 1933, as amended (the “Securities Act”), and may not be resold unless pursuant to an effective registration statement under the Securities Act or an available exemption therefrom. Under Rule 144 under the Securities Act, such securities may be resold following a holding period of six months, subject to certain volume and manner of sale limitations in the event the holder is deemed an affiliate, and subject to otherwise meeting all applicable conditions of such rule.

Listing:BFGC will give notice to the Canadian Stock Exchange (the “CSE”) to list all of the Acquisition Consideration Shares and the shares of common stock issuable on exercise of the associated Warrants effective as of closing.

Operating Parameters and

Indemnity:In connection with the Acquisition Transaction, the operations by or on behalf of BFGC in respect of the Mining Claims will be subject to certain operating parameters, including: (i) complying with industry best practices with regard to environmental health and safety (such as the use of certified or third party verified environmental management systems and adherence to the International Council on Mining and Metals guiding principles); (ii) complying with applicable federal, state and local laws, regulations and ordinances related to the environment, health and safety; (iii) obtaining and complying with applicable and necessary licenses and permits and the Permits, including maintaining groundwater gradient sufficient to capture and control flow of mine influenced groundwater or alternative water management as approved by NDEP; (iv) ensuring that the PAG waste rock encapsulated on the Phase V pit bottom (south extension at approximately 952 meters amsl) remains undisturbed as designated on the map attached as Exhibit D; (v) ensuring that the tailings impoundment remains undisturbed as designated on the map attached as Exhibit D; (vi) ensuring that the backfill placed in the pit will leave a minimum of 10 acres at an elevation of < 940 meters amsl, to be able to demonstrate to the satisfaction of the NDEP and BLM that a hydrologic sink will be retained in the vicinity of the pit; and (vii) exercising due care in the handling, management, acquisition, disposal, generation, recycling, use and sale of hazardous and toxic substances (the “Operating Parameters”); provided that, BFGC shall have the right to seek approval for modification to the Operating Parameters in clauses (iv) and (vi) above (each, an “Operating Parameter Modification”) pursuant to permits from governmental agencies having jurisdiction over operations conducted by or on behalf of BFGC on the Mining Claims (including NDEP and BLM) in accordance with the requirements set out below. BFGC shall provide a minimum of 30 days advance written notice to the Barrick Parties prior to submission of any such request for approval of any Operating Parameter Modification, together with a copy of the proposed submission to the relevant governmental agency or agencies in respect of the proposed Operating Parameter Modification. The Barrick Parties and their affiliates shall have the unfettered right to make submissions to the relevant governmental agency or agencies in respect of each proposed Operating Parameter Modification and to exercise any other rights available to them under applicable law in their sole and absolute discretion and BFGC will not assert that any of the Barrick Parties or any affiliate thereof owes any duty to BFGC or any other person or is otherwise restricted or prohibited in any way from making any such submission or acting in its own best interest in connection with any such submission made by the Barrick Parties or any affiliate thereof.  The obligation of BFGC to comply with the Operating Parameters shall be contained in the O&I Agreement (defined below) and will be supported by an indemnity by BFGC in favour of the Barrick Parties as described below in Section D under the heading “Definitive Agreements for the Acquisition Transaction - (c) O&I Agreement”.

B.  The Financing Transaction

Proposed Financing Transaction:The Augusta Group and BFGC will enter into the Financing Transaction pursuant to which BFGC will issue, and the Augusta Group shall subscribe for and purchase 110,000,000 Units (the “Financing Units”). Each Unit shall be comprised of (i) one share of common stock in BFGC (the “Financing Shares”), and (ii) one Warrant, which Warrants shall in all respects have identical terms to those issued to the Barrick Parties pursuant to the Acquisition Transaction. In addition, BFGC will grant Augusta Investments Inc., pursuant to the IRA, certain investor rights with regard to the Financing Shares, including antidilution rights on the same terms as the Antidilution Rights granted to the Barrick Parties. The Antidilution Rights and other investor rights are further described in Section D under the heading “Investor Rights Agreement”.

Issue Price:The purchase price for each Financing Unit will be $0.20 per Financing Unit (the “Issue Price”). The aggregate Issue Price for the Financing Units of $22,000,000 is referred to herein as the “Financing Consideration”.

Restrictions on resale under

Securities Act:The Augusta Group acknowledges that the securities to be sold in the Financing Transaction will be restricted securities under the Securities Act, and may not be resold unless pursuant to an effective registration statement under the Securities Act or an available exemption therefrom. Under Rule 144 under the Securities Act, such securities may be resold following a holding period of six months, subject to certain volume and manner of sale limitations in the event the holder is deemed an affiliate, and subject to otherwise meeting all applicable conditions of such rule.

Listing:BFGC will give notice to the CSE to list all of the Financing Shares and the shares of common stock issuable on exercise of the associated Warrants effective as of closing.

Governance Changes:On closing, the Board of Directors and Management of BFGC will be reconstituted in accordance with the Governance Changes described in Section D under the heading “Definitive Agreements for the Financing Transaction” below. The Barrick Parties and the Augusta Group acknowledge and agree that BFGC will be required to file with the Securities and Exchange Commission (the “SEC”) and mail to shareholders a Schedule 14F to effect a change in the majority of the board of directors, in accordance with Rule 14f-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

C.  CSE Approval Process and Other Regulatory Matters

Consultation with CSE:All communications by BFGC with the CSE relating to the Transaction shall be made following consultation with the Barrick Parties and the Augusta Group in accordance with this Section C. Each of the Barrick Parties and the Augusta Group will have the chance to review, comment and provide sign-off on any written or oral submissions to the CSE relating to the Transaction prior to filing. BFGC will copy or blind copy counsel to the Barrick Parties and the Augusta Group on all correspondence to the CSE relating to the Transaction and shall promptly provide copies to the Barrick Parties and the Augusta Group, and their respective counsel, of all communications received from the CSE relating to the Transaction.

Price Protection:BFGC will submit the request for price protection of the Issue Price (and, if required, the pricing of the Warrants and the Acquisition Shares) to the CSE on the date on which this Term Sheet is agreed by the parties.

Exemptive Relief:BFGC will undertake commercially reasonable efforts prior to closing to obtain an exemption from any requirement of applicable law that would necessitate the filing or disclosure by BFGC of historical financial statements of the Target (the “Financial Statement Exemption”). The Barrick Parties will have the chance to review, comment and provide sign-off on any written submissions to applicable regulatory authorities relating to the Financial Statement Exemption prior to the filing thereof. BFGC will copy or blind copy counsel to the Barrick Parties on all correspondence with applicable regulatory authorities relating to the Financial Statement Exemption and shall promptly provide copies to the Barrick Parties, and its counsel, of all communications received from the relevant regulatory authorities relating to the Financial Statement Exemption.

Target Financial Statements:To the extent that the Financial Statement Exemption has not been obtained following compliance with the obligations of BFGC described above, the Barrick Parties covenant and agree that they will provide the required historical financial statements of the Target at least three weeks prior to the deadline under applicable law for BFGC to file or disclose such Target financial statements.

D.  Definitive Agreements

Definitive Agreements for the

Acquisition Transaction:The “Definitive Agreements for the Acquisition Transaction” will include the MIPA, the Investor Rights Agreement (the “IRA”) (described below under “- Investor Rights Agreement”), a Royalty Deed (the “Royalty Deed”) and an Operating and Indemnity Agreement (the “O&I Agreement”).

(a)  MIPA.  The MIPA will provide for the sale of the Equity Interests in exchange for the Acquisition Consideration.  The MIPA will contain additional terms and conditions for transactions of the type contemplated in this Term Sheet, including, as applicable: (i) customary representations and warranties in respect of BFGC consistent with those provided to the Augusta Group in connection with the Financing Transaction, (ii) limited representations and warranties regarding organization and existence of the Target; ownership of the Equity Interests; ownership of the Mining Claims; operation of the Target in material compliance with applicable laws and the Permits and Water Rights; absence of material litigation; authority to enter into Definitive Agreements for the Acquisition Transaction; payment of required maintenance and other fees with respect to the Mining Claims; and payment of taxes (the “Representations and Warranties”); (iii) customary interim covenants that require BFGC and the Target to refrain from undertaking any transactions that impact its business or capital structure, including the issuance of any securities between signing and closing (the “Interim Covenants”); (iv) the covenants relating to the Financial Statement Exemption described above in Section C under the headings “- Exemptive Relief” and “- Target Financial Statements”; (v) the conditions precedent to closing described below in Section E under the heading “Conditions to Closing”; (vi) indemnity provisions related to the Conversion and material breach of the Representations and Warranties; (vii) provisions related to the absence of any material adverse change relating to the Mining Claims and Permits during the period between signing and closing; and (viii) dispute resolution procedures. Except for the Representations and Warranties, the Acquisition Transaction will be completed on an “as is, where is” basis without recourse and with no residual or continuing liability of the Barrick Parties or any affiliate thereof with respect to the Acquisition Transaction.

(b)  Royalty Deed.  The Royalty Deed will provide for the NSR.  The Barrick Parties, or any successor grantee, shall have the right to freely transfer or assign the Royalty Deed.  In addition, the Royalty Deed will contain additional terms and conditions customary for transactions of the type contemplated in this Term Sheet.  The Royalty Deed will be in a form required for recording.

(c)  O&I Agreement.  The O&I Agreement will provide the details required for the conduct of operations on the Mining Claims in accordance with the Operating Parameters.  The O&I Agreement will contain provisions requiring that BFGC: (i) provide to the Barrick Parties copies of any material filings with regulatory agencies related to the conduct of operations on the Mining Claims; (ii) provide to the Barrick Parties notice of any release, or threatened release, of hazardous or toxic substances, any contamination or threat to the environment or human health or safety, or any order, fine, penalty, investigation, notice of violation, fine, penalty or investigation by any governmental agency, including copies of any of the foregoing; and (iii) provide the Barrick Parties access to records and the right to inspect operations to verify compliance with the Operating Parameters.  BFGC and its affiliates will, for a period ending ten years after the commencement of commercial production on the Mining Claims, indemnify and hold harmless the Barrick Parties and their affiliates for any loss or damage related to operations on the Mining Claims following the date of closing, including for failure to conduct operations in accordance with the Operating Parameters and the Permits (the “Indemnity Obligations”).  The O&I Agreement will provide for a deed of trust pursuant to which the Barrick Parties have the right (but not the obligation) to foreclose on the Mining Claims in the event BFGC materially fails to conduct operations on the Mining Claims in accordance with the Operating Parameters and the Permits and does not correct such non-compliance within a reasonable period of time or is unable to perform under the Indemnity Obligations for any reason, including as a result of a BFGC insolvency.  The O&I Agreement will contain provisions requiring BFGC to obtain the consent of the Barrick Parties prior to the transfer or other conveyance of all or any portion of the Mining Claims to any third party unless such third party assumes the Indemnity Obligations (or the portion thereof equivalent to the relative interest of such third party in the Mining Claims) and has the financial capability to satisfy such Indemnity Obligations, as determined to the satisfaction of the Barrick Parties, acting reasonably.  In addition, the O&I Agreement will contain additional terms and conditions customary for transactions of the type contemplated in this Term Sheet, including the right of BFGC to abandon mining claims and mill sites that are no longer deemed beneficial or necessary to hold.  The O&I Agreement will be in the form required for recording to ensure that the Operating Parameters are obligations that run with the Mining Claims.

Definitive Agreements for the

Financing Transaction: The “Definitive Agreements for the Financing Transaction” will include, at a minimum, a subscription agreement (the “Subscription Agreement”) and the IRA (described below under “- Investor Rights Agreement”).  The Definitive Agreements for the Acquisition Transaction and the Definitive Agreements for the Financing Transaction are referred to collectively in this Term Sheet as the “Definitive Agreements”.

Subscription Agreement.  The Subscription Agreement will provide for the subscription and purchase by the Augusta Group of the Financing Units in exchange for the Financing Consideration.  The Subscription Agreement will contain terms and conditions that are customary for financing transactions of this nature, including, customary representations and warranties relating to BFGC in respect of general corporate and other matters, including title representations and warranties, material assets and liabilities and regulatory compliance, a covenant by BFGC in favour of the Augusta Group to comply with the Interim Covenants and the conditions precedent to closing described below in Section E under the heading “Conditions to Closing”. In addition, the Subscription Agreement will include the following provisions relating to the governance and management structure of BFGC (the “Governance Changes”), to be effective as of closing:

•All directors of BFGC shall resign (other than David Beling), and each of Dan Earle, Maryse Belanger and Don Taylor shall be appointed, together with the nominee of the Barrick Parties, if such nominee is identified by the Barrick Parties in advance of closing;

•All senior management of BFGC shall resign, and Maryse Belanger shall be appointed as President. In addition, the Augusta Group shall appoint each of the following officers, or such other individuals shall be appointed to such roles as may be determined by the Augusta Group in its sole discretion: [ redacted ]; and

•Until a reasonable transition period is complete or for as long as Augusta wants to use, and the following consultants want to provide services, consulting agreements will remain in place as related to accounting, auditing, regulatory filing, and related services performed by Ty Minnick CPA, and current CFO; and a new agreement will be completed with

David Beling, PE, current CEO, President and Project Manager.

Investor Rights Agreement:It will be a condition of closing of each of the Acquisition Transaction and the Financing Transaction that BFGC, the Barrick Parties and Augusta Investments Inc. enter into the IRA in a form acceptable to the parties, acting reasonably, which shall contain the following principal terms:

(i) Area of Interest:  A covenant from BFGC and the Augusta Group in favour of the Barrick Parties that BFGC will be the exclusive vehicle for the exploration, ownership and development of mineral claims by BFGC or the Augusta Group in the area within a [redacted] mile radius of the town of Beatty, Nevada.

(ii) Antidilution Rights:  Provisions which provide the Barrick Parties and its affiliates and Augusta Investments Inc. (together, the “Investors” and each an “Investor”) with the right, but not the obligation, to maintain their respective percentage interests in the common stock of BFGC (after giving effect to the relevant offering or issuance of securities) by participating in any BFGC financing or securities issuance other than Excluded Financings (defined below) for so long as such Investor holds, directly or indirectly, at least 10% of the issued and outstanding shares of common stock of BFGC (on a partially diluted basis, taking into account the issued and outstanding BFGC shares and only those convertible securities of BFGC held by such Investor). The right of an Investor to participate will be exercisable on the following terms and subject to providing its subscription funds within the following time periods and, if each of the Investors elects to participate in any such offering, shall take into account the shares of common stock or convertible securities of BFGC to be issued to the other Investor:

A) Bought deal - within two business days after BFGC notifies the Investors of such bought deal at the offering price made available to other investors in the bought deal; provided that if the offering price is lowered in the course of any such offering, the Investors will be entitled to pay the lowest price paid by any investor in the relevant offering in respect of each class of securities issued in the offering (and each Investor will be entitled to a refund to the extent that it has already remitted funds to BFGC in payment as part of such offering) and otherwise on substantially the same terms and conditions offered to other investors.

B) Other private placement or public offering - within five business days after BFGC notifies the Investors of such private placement or public offering at the offering price made available to other investors in such offering; provided that if the offering price is lowered in the course of any such offering, the Investors will be entitled to pay the lowest price paid by any investor in the relevant offering in respect of each class of securities issued in the offering (and each Investor will be entitled to a refund to the extent that it has already remitted funds to BFGC in payment as part of such offering) and otherwise on substantially the same terms and conditions offered to other investors.

C) Issuance of shares from the exercise from time to time of warrants, options or other convertible securities outstanding as of the closing date having a cumulative exercise price of $100,000 (the “Dilution Threshold”) - within 15 business days after written notice by BFGC of the issuance of such shares by BFGC (the “Threshold Notice”) at a price per share equal to the VWAP for the 10 trading days prior to the date on which the last of the relevant BFGC shares were issued. For greater certainty, the antidilution right referenced in this clause (C), whether or not previously declined by an Investor, will be available to each of the Investors successively following the delivery of a Threshold Notice; provided that such right will be effective only in connection with dilution resulting since the most recent Threshold Notice (regardless of whether such Investor exercised its antidilution rights in connection with such prior Threshold Notice).

“Excluded Financings” means the following securities issuances by BFGC in respect of which the antidilution rights of an Investor will not apply:

(a)a rights offering that is open to all shareholders of BFGC including the Investor;

(b)any share split, share dividend or recapitalization of the BFGC or any subsidiary, provided that the beneficial shareholders of BFGC or such subsidiary, as applicable, do not change as a result thereof;

(c)issuances for compensatory purposes to directors, officers, employees of or consultants to BFGC made after the closing date; and

(d)any securities issued for consideration other than cash pursuant to a merger, amalgamation, arrangement, consolidation or similar business combination approved by the board of directors of BFGC.

(iii) Accommodation of Rights: BFGC will, in connection with each offering following the date of the IRA, ensure that sufficient securities are issued and are reserved for issuance to accommodate the rights of each of the Investors, to the extent such rights continue in force, including by increasing the number of equity securities to be issued in any such offering, if required, and obtaining shareholder approval, to the extent required, to ensure that BFGC has sufficient authorized capital to permit such issuance.

(iv) Dispositions: A provision that, for a period of 24 months after closing, and provided that the Barrick Parties and their affiliates or Augusta Investments Inc., as applicable, hold, directly or indirectly, at least 5% of the issued and outstanding shares of common stock in BFGC (on a partially diluted basis, taking into account the issued and outstanding BFGC shares and only those convertible securities of BFGC held by such Investor), each such Investor will inform BFGC prior to the sale of all or any portion of the Acquisition Consideration Shares or associated Warrants or Financing Consideration Shares or associated Warrants, as applicable, to an unaffiliated third party (each a “Disposition Notice”). While an Investor is required to deliver a Disposition Notice pursuant to this provision, BFGC shall have the opportunity for a period of seven days from the date of receipt of any such Disposition Notice (the “Offer Period”) to attempt to find a buyer for the securities identified in such Disposition Notice on terms acceptable to the applicable Investor, acting in its sole discretion. If BFGC has not identified a purchaser of the relevant securities on terms satisfactory to the relevant Investor within the Offer Period, the Investor will be entitled to sell the relevant securities to any person on any terms acceptable to such Investor, acting in its sole discretion.

(v) Barrick Board Representation: The Barrick Parties will have the right, but not the obligation, to nominate one director to the BFGC board of directors for so long as the Barrick Parties and their affiliates hold, directly or indirectly, at least 10% of the issued and outstanding shares of common stock of BFGC (on a partially diluted basis, taking into account the issued and outstanding BFGC shares and only those convertible securities of BFGC held by the Barrick Parties and their affiliates).

(vi) Amendments: No amendments will be made to the IRA except with the agreement of each of BFGC, the Barrick Parties and Augusta Investments Inc.

(vii) Share Consolidation: Each of the Investors shall covenant to take any and all actions reasonably required to vote its BFGC shares in favour of any share consolidation proposed by the board of directors of BFGC and placed before shareholders of BFGC for approval.

(viii) Other: Additional terms and conditions customary for transactions of the type contemplated in this Term Sheet, including covenants of BFGC restricting the issuance of equity securities with voting or other rights superior to the shares of common stock, restrictions on issuing securities of any subsidiary to any person other than BFGC, customary anti-corruption compliance covenants, piggy-back registration rights in favour of the Investors, and covenants to maintain the listing of the shares on the CSE and US-OTC market or another stock exchange acceptable to the Investors; provided that BFGC shall not be prevented from taking any action which would result in the delisting of the shares from the CSE and US-OTC market as long as: (a) the shareholders of BFGC receive securities listed on an exchange in Canada or the United States and the beneficial shareholders of BFGC do not change as a result of the relevant transaction or (b) the Investors and the BFGC shareholders have approved the relevant transaction.

E.  Timing and Conditions to Closing

Binding Term Sheet:This Term Sheet shall be binding on the parties, and is intended to form a legal obligation to consummate the Transaction on the terms described herein, subject only to the execution of the MIPA and Subscription Agreement and the other conditions expressly set forth in this Term Sheet, and, when executed, the MIPA and Subscription Agreement. The parties intend to execute the MIPA and the Subscription Agreement, attaching as schedules settled forms of the IRA, the Royalty Deed and the O&I Agreement, as applicable, concurrently, as soon as practicable and in any event on or before the Outside Date (as defined below). Upon execution of the MIPA and the Subscription Agreement, such agreements (including the respective schedules thereto) shall supersede and replace the terms contained in this Term Sheet.

Extension of Lease and

Option Agreement:Concurrently with the execution of this Term Sheet, the Lease and Option Agreement shall be extended by the parties thereto for an additional term which shall not expire prior to the Outside Date.

Termination:This Term Sheet shall terminate and shall be of no further force and effect on the earlier of: (i) the execution of both the MIPA and the Subscription Agreement; and (ii) the delivery of a written notice by any of the Barrick Parties, the Augusta Group or BFGC to the others if the MIPA and Subscription Agreement are not executed on or before 5:00 pm (Eastern time) on the 30th day following the Effective Date, or (iii) such later date as may be agreed in writing by the parties (such date, as the same may be extended by agreement of the parties, the “Outside Date”).

The termination of the Term Sheet shall not affect the liability of a party for breach of any provision of the Term Sheet that occurred prior to such termination. Notwithstanding the termination of this Term Sheet in accordance with its terms, the following sections of this Term Sheet shall survive indefinitely, except to the extent that such provisions are superseded by provisions of the MIPA and/or Subscription Agreement: “- Termination”; “General Provisions - Confidentiality”; “General Provisions - Expenses”; “General Provisions - Entire Agreement”; and “General Provisions - Governing Law”.

Timing:If the Conditions Precedent (as defined below) have been satisfied or waived in accordance with the provisions of the Definitive Agreements, then the parties anticipate closing the Transaction as soon as practicable after the date of execution of the MIPA and Subscription Agreement; provided that the closing date may be extended in order to accommodate the satisfaction or waiver of certain of the conditions precedent set forth in the Definitive Agreements.

Shortly following the closing date of the Transaction, BFGC will take possession of and transfer all exploration and project related data owned by the Target currently stored in Elko, NV and Salt Lake City, UT to a commercial storage facility in Las Vegas, NV.

Conditions to Closing:Consummation of the Acquisition Transaction will be cross-conditional on the consummation of the Financing Transaction, the execution and delivery by BFGC of the Royalty Deed and the O&I Agreement, and BFGC or its affiliates having received the funds necessary to replace the bonds supporting the Permits and providing evidence satisfactory to the Barrick Parties, acting reasonably, that such bonds have actually been replaced or will be replaced at the time of the closing of the Transaction.  The consummation of the Transaction shall also be conditional on the execution and delivery by all parties of the IRA at closing.

In addition, consummation of the Acquisition Transaction will be subject to conditions to closing customary for a transaction of the type contemplated by the Acquisition Transaction (collectively, the “Acquisition Conditions Precedent”), including:

(a) no material adverse change to the Mining Claims or the Permits occurring in the period between execution of the MIPA and the closing of the Transaction;

(b) receipt of all required approvals, including approval of the CSE;

(c) accuracy of representations and warranties in all material respects as of the closing date (including the Representations and Warranties being true and correct except as would result in a material adverse change to the Mining Claims or Permits);

(d) the Governance Changes, including the appointment of the nominee of the Barrick Parties to the BFGC board of directors, if applicable, being effective on closing of the Transaction; and

(e) the following actions having been completed by the Barrick Parties (collectively, the “Conversion”): (i) all of the authorized and outstanding shares of common stock in Barrick Bullfrog Inc. having been transferred to the Barrick Parties; (ii) Barrick Bullfrog Inc. having been converted into Bullfrog Mining LLC; and (iii) all of the assets of the Target having been transferred to Homestake, except for the books, records and accounts related to the business and administrative operations of the Target, the Mining Claims, the Permits and the Water Rights. The parties acknowledge and agree that any regulatory filings or actions required to update the name of the Target or otherwise not required to give effect to the Conversion will be completed by BFGC as soon as practicable following closing.

Consummation of the Financing Transaction will be cross-conditional on the consummation of the Acquisition Transaction.  In addition, consummation of the Financing Transaction will be subject to conditions to closing customary for a transaction of the type contemplated by the Financing Transaction, including the conditions referenced above in paragraphs (b) and (d) (together with the Acquisition Conditions Precedent, the “Conditions Precedent”).

F.  General Provisions

Access to Information:The Barrick Parties will allow BFGC, the Augusta Group and their respective shareholders, equity holders, officers, directors, employees, advisors, agents and representatives (collectively, the “Representatives”), as applicable, reasonable continued access to the information available to the Barrick Parties in respect of the Target and the Acquisition Transaction. BFGC will allow the Barrick Parties and the Augusta Group and their respective Representatives reasonable access to the books and records of BFGC.

Definitive Agreements:Each of the Barrick Parties, the Augusta Group and BFGC will use good faith and commercially reasonable efforts to negotiate and settle the Definitive Agreements and other documentation required to complete the Transaction on terms that are consistent with this Term Sheet and mutually satisfactory to the parties thereto by the Outside Date. The Barrick Parties will prepare the Definitive Agreements with respect to the Acquisition

Transaction and the IRA and the Augusta Group will prepare the Definitive Agreements with respect to the Financing Transaction.

Confidentiality:Unless otherwise modified in the Definitive Agreements or as may subsequently be agreed by the Barrick Parties, the Augusta Group and BFGC, for the period from the Effective Date through the closing date, each of BFGC and the Augusta Group shall, and shall cause its Representatives to, maintain in strict confidence all information made available to it and its Representatives regarding the Target and the Transaction, whether or not such information is marked as confidential or proprietary, unless such information becomes available to the public generally without the fault of BFGC or the Augusta Group or their respective Representatives.  For the period from the Effective Date through the closing date, unless otherwise modified in the Definitive Agreements, each of BFGC, the Augusta Group and the Barrick Parties shall, and shall cause their respective Representatives to, maintain in strict confidence all discussions with regard to the Transaction, including the contents of the Definitive Agreements and all other information about or relating to discussions in respect of the Transaction; provided that BFGC, the Barrick Parties and the Augusta Group may disclose the existence and terms of the executed Term Sheet and the Definitive Agreements to which they are party, respectively, in each case as required to comply with applicable law or stock exchange requirements, or to financial institutions in connection with any financing arrangement, provided that such financial institutions are bound by appropriate confidentiality obligations. Any public filing of the Term Sheet and any Definitive Agreement shall include such redactions agreed by the parties thereto, acting reasonably, and subject to applicable law. Without limiting the generality of the foregoing, no provision hereof will limit the right of BFGC to make any disclosure determined to be required pursuant to applicable law in any filing with the SEC or other regulatory authority.

Expenses:Each party shall bear its own fees and expenses, including, but not limited to, the costs of any due diligence investigation and the fees and disbursements of attorneys and financial or other advisors incurred in connection with the execution of this Term Sheet and the Definitive Agreements to which it is a party, and the transactions contemplated in this Term Sheet and the Definitive Agreements.

Entire Agreement:This Term Sheet, together with the Lease and Option Agreement in the case of the Barrick Parties and BFGC, constitute the entire binding agreement between the parties, superseding all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof.  Except as otherwise provided herein, this Term Sheet may be amended or modified only by a writing executed by each of the relevant parties hereto.

Governing Law:Unless otherwise specifically required for filing or recording purposes, the Term Sheet and each of the Definitive Agreements will be governed by the laws of the Province of Ontario, and any claims or disputes will be subject to the exclusive jurisdiction of the courts of the Province of Ontario; provided that the MIPA, the Royalty Deed and the O&I Agreement will be governed by the laws of the State of Nevada and disputes thereunder will be subject to the jurisdiction of courts in the State of Nevada and the federal courts of the United States.

Public Statements:Except as and to the extent required by applicable law or stock exchange requirements, without the prior written consent of the other parties, no party shall, and each shall direct its subsidiaries, affiliates, and its and their respective Representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the nature of discussions regarding, the contemplated Transaction between the parties or any of the terms, conditions or other aspects of the Transaction proposed in this Term Sheet or any confidential information, except as agreed upon by the parties or already made public.

Facsimile Signatures and

Counterparts:Each party to this Term Sheet may sign the Term Sheet and transmit the signed copy to the other parties hereto who agree to accept it as if such document bore original signatures.  This Term Sheet may be executed in one or more counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same instrument.

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If you agree with the foregoing, please sign and date this Term Sheet in the space provided below to confirm the mutual agreements set forth herein and return a signed copy to the Barrick Parties.

HOMESTAKE MINING COMPANY OF CALIFORNIA INC.

By: /s/ Michael R. McCarthy

 Name: Michael R. McCarthy

 Title: Director

LAC MINERALS (USA) LLC

By: /s/ Michael R. McCarthy

 Name: Michael R. McCarthy

 Title: Director

/s/ Patrick Malone

 Name:Patrick Malone

 Title: President

Signature Page - Binding Term Sheet

Acknowledged and agreed this 7th day of September 2020:

BULLFROG GOLD CORP.

By: /s/ David Beling

Name: David Beling

Title: CEO & President

Acknowledged and agreed this 7th day of September 2020:

AUGUSTA INVESTMENTS INC.

By: /s/ Richard W. Warke

Name: Richard W. Warke

Title: Director

Signature Page - Binding Term Sheet

EXHIBIT A

MINING CLAIMS

EXHIBIT B

PERMITS

EXHIBIT C

WATER RIGHTS

EXHIBIT D

MAP